Exhibit 99.03

Settlement Agreement

This Settlement Agreement is executed this 3rd day of December, 2004, by and between Public Service Company of Colorado and the Concerned Environmental and Community Parties, as defined below.

Recitals

A.                                   Public Service Company of Colorado has proposed to construct a new 750 MW coal-fired unit at the Comanche Station located near Pueblo, Colorado.

B.                                     Concerned Environmental and Community Parties object to the environmental impacts associated with Comanche 3 and Public Service Company of Colorado’s proposed 2003 Least-Cost Resource Plan filed with the Colorado Public Utilities Commission (“CPUC”).

C.                                     This Settlement Agreement is intended to address Concerned Environmental and Community Parties’ objections regarding the pre-construction air permit for the new unit at Comanche 3 and the 2003 Least-Cost Resource Plan.

Agreement

1.                                       Parties.

A.                                   Public Service Company of Colorado (“PSCo”) is a Colorado public utility and a wholly owned subsidiary of Xcel Energy Inc., a public utility holding company. PSCo does business in Colorado as “Xcel Energy.”

B.                                     Concerned Environmental and Community Parties (“CECP”) consists of the following organizations and their Affiliated Organizations:

a.                                       Western Resource Advocates;

b.                                      Sierra Club;

c.                                       Environmental Defense;

d.                                      Environment Colorado;

e.                                       Better Pueblo;

f.                                         Diocese of Pueblo;

g.                                      Southwest Energy Efficiency Project;

h.                                      Colorado Renewable Energy Society; and

i.                                          Smart Growth Advocates.

C.                                     The term “Affiliated Organizations” means any organization under common management and control with any of the CECP parties or any successor to any CECP party.

D.                                   The term “PSCo” means Public Service Company of Colorado or any of its successors or assigns.

2.                                       Definitions.

A.                                   “Comanche 3” shall be defined to mean a new coal-fired steam electric generating unit with a net summer dependable capacity of 750 MW, and a maximum gross heat input rate of approximately 7421 million Btu per hour as set forth in the preconstruction air permit application, and to be located at the existing Comanche Station near Pueblo, Colorado. PSCo shall amend the Clean Air Act Title V operating permit for Comanche Station to reflect the rated heat input of Comanche 3 in the same manner as the rated heat input is reflected for Comanche 1 & 2.

B.                                     “Comanche 1” and “Comanche 2” shall be defined to mean the existing coal-fired steam electric generating units located at the Comanche Station near Pueblo, Colorado. PSCo owns and operates Comanche 1 and Comanche 2.

C.                                     “2003 LCP” shall be defined to mean PSCo’s 2003 proposed Least-Cost Resource Plan and to include any contingency plans for the 2003 Least-Cost Resource Plan pursuant to Rule 3614(b)(II) of the Colorado Electric Least-Cost Resource Planning Rules or any amendments to the 2003 Least-Cost Resource Plan pursuant to Rule 3615 of the Colorado Electric Least-Cost Resource Planning Rules.

D.                                    “All-Source Solicitation” shall be defined to mean the All-Source solicitations under the 2003 LCP.

3.                                       Emission limits for sulfur dioxide emissions.

A.                                   PSCo shall amend its pre-construction permit application for Comanche 3 to propose one or more emission limits for sulfur dioxide (“SO2”) that are equivalent to Best Available Control Technology (“BACT”) as defined in the Clean Air Act at 42 U.S.C. § 7479(3). PSCo shall design, install and operate a lime spray dryer sulfur dioxide removal system at Comanche 3 consistent with all SO2 emission limits determined by the Colorado Department of Public Health and Environment (“Department”) to be equivalent to BACT in accordance with the federal Clean Air Act at 42 U.S.C. § 7479(3). In no event shall the mass emission SO2 limit determined by the Department to be equivalent to BACT for Comanche 3 be less stringent than 0.1lb./mmbtu heat input on a 30-day rolling average basis including emissions from shutdown and malfunction events. PSCo shall not seek an exemption for emissions during startup, shutdown or malfunction except for emissions during cold startups but such exemption shall be for no more than two hours after coal is first fed to the boiler.

B.                                     PSCo shall comply with the emission limits set forth and contemplated by Section 3.A within 60 days after achieving the maximum production rate at which Comanche 3 will be operated, but no later than 180 days after initial startup.

C.                                     PSCo shall install lime spray dryer SO2 removal systems at Comanche 1 and 2 and meet a mass emissions SO2 limit of 0.12 lb/mmbtu heat input on each unit as determined on a 30-day rolling average basis including emissions from shutdown and malfunction events. PSCo shall not seek an exemption for emissions during startup, shutdown or malfunction except for emissions during cold startups but such exemption shall be for no more than two hours after coal is first fed to the boiler. In addition, PSCo agrees that the combined average SO2 emissions from both Comanche 1 and 2 taken together shall not exceed a 0.1 lb/mmbtu heat input emission limit on an annual rolling average basis (rolling on a daily basis) including emissions during startup, shutdown and malfunction events.

D.                                    Within 60 days of the effective date of this Settlement Agreement, PSCo shall incorporate the emission limits set forth in this Section for Comanche 1, 2, and 3 into the pre-construction permit application filed for Comanche 3.

4.                                       Emission limits for oxides of nitrogen.

A.                                   PSCo shall amend its pre-construction permit application for Comanche 3 to propose one or more emission limits for oxides of nitrogen (“NOx”) that are equivalent to BACT as defined in the Clean Air Act at 42 U.S.C. § 7479(3). PSCo shall design, install and operate a selective catalytic reduction system for NOx removal at Comanche 3 consistent with all NOx emission limits determined by the Department to be equivalent to BACT in accordance with the federal Clean Air Act at 42 U.S.C. § 7479(3). In no event shall the NOx emission limit determined by the Department to be equivalent to BACT for Comanche 3 be less stringent than 0.08 lb/mmbtu heat input on a 30-day rolling average basis, including shutdown and malfunction events. PSCo shall not seek an exemption for emissions during startup, shutdown or malfunction except for emissions during cold startups but such exemption shall be for no more than two hours when natural gas-fired igniters are in use, and for no more than four hours after coal is first fed to the boiler.

B.                                     PSCo shall comply with the emission limits set forth and contemplated by Section 4.A within 60 days after achieving maximum production rate at which Comanche 3 will be operated, but no later than 180 days after initial startup.

C.                                     PSCo shall install advanced low-NOx emission control or reduction technologies on the existing Comanche 1 and 2 units and meet a NOx emission limit of 0.2 lb/mmbtu heat input at each unit as determined on a 30-day rolling average basis, including shutdown and malfunction events. In addition, PSCo agrees that the combined average NOx emissions from both Comanche 1 and 2 taken together shall not exceed a 0.15 lb/mmbtu heat input limit on an annual rolling average basis (rolling on a daily basis), including shutdown and malfunction events. With respect to these limits, PSCo shall not seek an exemption for emissions during start up, shutdown or malfunction except for emissions during cold startups but such exemption shall be for no more than two hours when natural gas-fired igniters are in use, and for no more than four hours after coal is first fed to the boiler.

D.                                    Within 60 days of the effective date of this Settlement Agreement, PSCo shall incorporate the emission limits set forth in this section for Comanche 1, 2 and 3 into the pre-construction permit application filed for Comanche 3.

5.                                       Limits for particulate matter.

A.                                   PSCo has submitted a pre-construction permit application for Comanche 3 that proposes emission limits for particulate matter (“PM”) that PSCo represents is BACT as defined in the Clean Air Act at 42 U.S.C. § 7479(3). PSCo shall design, install and operate a fabric filter dust collection system for PM removal at Comanche 3 consistent with all PM emission limits determined by the Department to be BACT in accordance with the federal Clean Air Act at 42 U.S.C. §§ 7475(a)(4) and 7479(3). In no event shall the PM limits determined by the Department to be BACT for Comanche 3 be less stringent than those set forth below, and within 60 days of this Settlement Agreement PSCo shall amend its pre-construction permit application to incorporate such limits to the extent they are not currently in such application:

a.                                       Filterable PM10 emissions shall be no greater than 0.0130 lb/mmbtu heat input;

b.                                      Total PM10 emissions (including condensibles) shall be subject to enforceable emission limitations as determined by the Department;

c.                                       Opacity shall be no more than 10 percent on a 6-minute average, excluding excess emissions during periods of startup, shutdown and malfunction if properly documented and reported consistent with 40 C.F.R. 60.7(c) and any other applicable requirements.

The emission limits set forth in this Section shall become enforceable under this Settlement Agreement in accordance with the terms of the final Comanche 3 preconstruction permit.

6.                                       Installation and compliance schedule.

PSCo shall design and install all SO2 and NOx control equipment required to comply with the emissions limitations for Comanche 1 and 2 described in, and contemplated by, Sections 3 and 4 so that such control equipment is operational by December 31, 2008. PSCo shall meet the unit-specific emission limits for Comanche 1 and 2 no later than 180 days after initial startup of the SO2 and NOx control equipment for each unit, or by July 1, 2009, whichever is earlier. PSCo shall begin calculating compliance with the SO2 and NOx combined annual rolling average emission limits (rolling on a daily basis) for Comanche 1 and 2 no later than 180 days after initial startup of the SO2 and NOx control equipment for the last unit. PSCo shall incorporate the installation and compliance schedule for Comanche 1 and 2 set forth in this Section into the pre-construction permit application filed for Comanche 3.

Compliance with the SO2, NOx, and opacity limits set forth in, or contemplated by, this Settlement Agreement shall be determined at the Comanche Station by continuous SO2, NOx, and opacity monitors, and any other monitors or systems required by the Department or the U.S. Environmental Protection Agency (“EPA”), and PSCo shall install and operate all such monitoring systems in conformance with all applicable Department and EPA requirements and performance specifications.

7.                                       Monitoring, testing and emission limits for mercury.

A.                                   PSCo shall comply with any applicable mercury emission limitations and requirements at Comanche 1, 2, and 3, including the requirement for case-by-case maximum achievable control technology emission limitations under the Clean Air Act at 42 U.S.C. § 7412(g)(2) for Comanche 3. PSCo shall also amend its permit application for Comanche 3 to request a mercury emission limit at Comanche 3 that is at least as stringent as the 20x10-6 lb/MWh mercury emission limit as proposed by EPA at 69 Fed. Reg. 4652 (January 30, 2004) for new coal-fired steam electric generating units burning sub-bituminous coal.

B.                                     Within one year after the date that the Comanche 3 pre-construction air permit is issued by the Department, PSCo shall install, properly maintain and operate a continuous mercury emissions monitoring system on Comanche 1 and 2 using Q-SEMS technology as described at 69 Fed. Reg. at 4694 (January 30, 2004), or such other technology as the Parties may agree. PSCo shall monitor mercury emissions from Comanche 1 and 2 beginning 18 months after the issuance of the Comanche 3 air permit and shall report the quality assured and quality controlled data to CECP and the Department on a calendar quarterly basis thereafter.

C.                                     PSCo shall operate and maintain the mercury monitoring technology in accordance with EPA requirements and the manufacturer’s specifications. In the event of any mercury monitoring technology malfunction, PSCo shall either repair or replace such monitoring technology. If the mercury monitoring technology identified in Section 7.B is unable to meet applicable performance requirements, despite PSCo’s efforts to repair and replace such technology, PSCo agrees to install alternate mercury monitoring technology unless technologically or economically infeasible or to conduct annual stack testing if monitoring technology is technologically or economically infeasible.

D.                                    Within 60 days after achieving the maximum production rate at which Comanche 3 will be operated, but in no event later than 180 days after initial startup of Comanche 3, PSCo shall install equipment necessary to use sorbent injection technology to control mercury at Comanche 3. On or before the SO2 and NOx controls installation deadline for Comanche 1 and 2 as provided in Section 6, PSCo shall install equipment necessary to use sorbent injection technology to control mercury at Comanche 1 and 2.

E.                                      Within 60 days after achieving the maximum production rate at which Comanche 3 will be operated, but no later than 180 days after initial startup, PSCo shall test for a period of one year different mercury emission control methods or technologies on Comanche 1 and 2. Such methods or technologies shall be selected by PSCo in its sole discretion after consultation with CECP and may include methods or technologies other than sorbent injection. PSCo shall provide CECP with a report detailing the results of the tests, the conclusions arising from the tests and the bases for such conclusions. The report required under this paragraph shall be provided to CECP within 18 months after the commencement of the testing required by this paragraph. If PSCo claims information in the report contains trade secrets, any organization listed in Section 1 shall nevertheless be allowed to review such information after signing a reasonable confidentiality agreement that ensures that such trade secrets are protected.

F.                                      No later than two years after the initial startup of Comanche 3, PSCo shall comply with a plant-wide mercury emission limit for the Comanche Station that maximizes cost-effective (as defined below) mercury reductions on a plant-wide basis. To implement this paragraph, PSCo shall propose a plant-wide emission limit to the Department in accordance with this paragraph after consultation with CECP. Unless otherwise agreed by the Parties, PSCo shall comply with an emission limit under this paragraph that represents the maximum cost-effective reduction of mercury at Comanche Station, achievable through the expenditure of no less than $2 million per year and no more than $5 million per year in the first year’s operations and maintenance costs directly associated with mercury controls, excluding mercury monitoring costs and the operations and maintenance control costs for SO2, NOx, PM or any other pollutant regardless of whether such controls reduce mercury emissions but including the mercury control costs necessary to comply with the applicable mercury emission limitations set forth in Paragraph 7.A. If PSCo proposes to set an emission limit that will cost less than $5 million per year in the first year operations and maintenance costs to maximize the reduction of mercury, PSCo shall bear the burden of demonstrating to the Department that a more stringent emission limitation than that proposed by PSCo is not cost-effective based on a dollar per pound of mercury removed.

PSCo shall seek from the Department a determination under this paragraph that is reviewable by the Colorado Air Quality Control Commission in a proceeding in which CECP may be a party. The Parties recognize that the Department shall have the responsibility to set the emission limit in accordance with its procedures. PSCo agrees that CECP shall have full rights and discretion under law to participate in the Department’s proceeding and in any subsequent review by the Colorado Air Quality Control Commission commenced in accordance with this paragraph.

G.                                     Within 60 days after the effective date of this Settlement Agreement, PSCo shall amend its preconstruction air permit application for Comanche 3 to incorporate the requirements of Section 7.A that are applicable to Comanche 3 and to incorporate the requirement to install and operate the Q-SEMS technology under this Section.

8.                                       Other air permit issues.

A.                                   This Settlement Agreement is not a permit. Furthermore, PSCo shall comply with all applicable present and future federal, state and local laws, regulations and permitting requirements regardless of whether they are set forth in this Settlement Agreement. To the extent any conflict arises between any requirement in this Settlement Agreement and any other applicable present or future requirement described above, the most stringent requirement shall apply.

B.                                     Notwithstanding any other provision of this Settlement Agreement, PSCo retains ownership of and all rights associated with any and all credits or emission allowances allocated to it under any law, rule, regulation, policy, or contract, whether such law, rule, regulation, policy or contract is currently in effect or becomes effective in the future.

C.                                     In addition to other purposes, PSCo is installing the emission controls on Comanche 1 and 2 pursuant to this Settlement Agreement for the purpose of netting out of Prevention of Significant Deterioration (“PSD”) review for SO2 and NOx for Comanche 3; as such controls are necessary and appropriate to ensure timely permitting of Comanche 3. PSCo agrees that such emission reductions necessary for netting shall become federally enforcable in the pre-construction permit and, pursuant to Section 16.F, the Clean Air Act Title V operating permit. All other emission reductions required by this Settlement Agreement shall become federally enforceable as otherwise provided under the Agreement.

D.                                    In addition to the other emission limits, acid gas emissions (including sulfuric acid mist, hydrogen fluoride and hydrogen chloride) shall be subject to enforceable emissions limitations as determined by the Department.

E.                                      Provided that PSCo’s pre-construction air permit application, and the final permit, are consistent with Sections 3-8 of this Settlement Agreement, CECP agrees that it shall not submit any adverse formal comments or testimony on the permit application or proposed or final permit to the Department or EPA during the pre-construction permit review proceeding for Comanche 3 unless any provision in such permits is materially inconsistent with, or materially diminishes the stringency of, any requirement in this Settlement Agreement. Notwithstanding the above, if PSCo appeals any Comanche 3 permit term, CECP shall be allowed to intervene and participate as a party in the appeal proceeding regarding such term.

F.                                      The Parties agree that they shall provide the Department with a copy of this Settlement Agreement as part of the pre-construction air quality permit proceeding for Comanche 3.

G.                                     PSCo shall include in its pre-construction air permit application for Comanche 3 and the air permit for Comanche 1 and 2 a request for a condition that, at all times, including periods of startup, shutdown, and malfunction, PSCo shall, to the extent practicable, maintain and operate any emission control equipment required under this Settlement Agreement in a manner consistent with good air pollution control practice for minimizing emissions. Determination of whether acceptable operating and maintenance procedures are being used will be based on information available to the Department which may include, but is not limited to, monitoring results, observations, review of operating and maintenance procedures, and inspection of the source.

9.                                       Additional environmental mitigation.

To mitigate the potential impacts to the Pueblo area of emissions from Comanche 3:

A.                                   Within 3 months after issuance of the preconstruction air permit for Comanche 3, PSCo shall contribute $50,000 to the Department for implementation of a program to reduce mercury contamination in shredded car bodies provided to the Rocky Mountain Steel plant in Pueblo. PSCo shall make an additional contribution of $50,000 to the Department for the same program within one year after its initial contribution.

B.                                     Within 6 months after the issuance of the Comanche 3 air permit, PSCo shall contribute a total of $250,000 to Pueblo School Districts No. 60 and 70 to reduce air pollution from existing diesel school buses in the Pueblo area, provided that the school districts agree to accept the donation, maintain the funds in a separate account, and expend the funds to achieve the maximum reduction of air pollution from existing diesel school buses at the least cost. School bus emissions may be reduced through any one or more of the following: retrofitting existing buses with EPA verified pollution control devices such as particulate filters and diesel oxidation catalysts, replacing existing buses with new buses that are consistent with EPA’s Clean School Bus USA program, and using ultra-low sulfur diesel fuel or other cleaner fuels.

10.                                 Sustainable development in the Pueblo region.

A.                                   PSCo and CECP shall jointly sponsor, in cooperation with other appropriate stakeholders, a series of public forums addressing sustainable development in the Pueblo area. The parties shall invite other stakeholders from the Pueblo community (including, but not limited to, the Pueblo Economic Development Corporation, Better Pueblo, industry, government and citizens of Pueblo and surrounding areas) to participate in the public forums.

B.                                     The sustainable development forums shall consider and examine the following issues generally applicable to the Pueblo community:

a.                                       Long-term economic development;

b.                                      Energy and technology issues;

c.                                       Environmental concerns;

d.                                      Environmental justice;

e.                                       Public safety;

f.                                         Water and water rights; and

g.                                      Other issues that the forums may identify.

C.                                     In conjunction with these forums, PSCo shall participate in the Pueblo Sustainable Development Program.

D.                                    PSCo and CECP shall make best efforts to begin these forums within three months and shall begin these forums no later than four months after execution of this Settlement Agreement. Both parties are jointly responsible for the logistics and arrangement of these meetings. PSCo recognizes that CECP shall not have any financial responsibility under this Section. The Parties shall make best efforts to include other stakeholders in the process by the date of commencement of the forums.

E.                                      Among other things, the forums created hereunder shall:

a.                                       consider the preparation of a study to identify appropriate analytical tools to help the community evaluate the impact of economic development proposals; and

b.                                      identify opportunities to seek funding from third party charitable foundations or other sources for technical assistance on sustainable development issues. PSCo shall provide reasonable assistance, appropriate involvement and support in seeking such funding.

F.                                      PSCo’s obligations under this Section shall cease upon termination of the Settlement Agreement unless otherwise agreed to by the Parties.

11.                                Emissions data.

A.                                   Beginning within one year after the date that the Comanche 3 pre-construction air permit is issued by the Department, PSCo shall make available on the Xcel Energy website electronic links to the emissions reports and emissions data related to the Comanche plant that are submitted to EPA and the Department. Such reports and data shall be made available only after they have been subject to quality assurance and quality control measures.

B.                                     PSCo shall use its best efforts to make the emissions data described in this Section available on the Xcel Energy website within 30 days after submission to EPA

C.                                     PSCo shall provide each organization listed under Section 1 an opportunity to review and comment on the format of the emissions data posted on its website under this Section.

12.                                Carbon Dioxide Proxy Cost.

A.                                   PSCo shall include a carbon dioxide (“CO2”) proxy cost in its analysis and evaluation of the cost of resource bids submitted in response to the All-Source Solicitation. PSCo shall issue the Request for Proposals (“RFP”) for the All-Source Solicitation consistent with this Section.

B.                                       The CO2 proxy cost shall:

a.                                       be set at $9 per ton1 of CO2;

b.                                      be first applied to resources beginning in the year 2010 in the bid evaluation process; and

c.                                       escalate at a rate of 2.5% per year starting in 2011 and continuing over the planning life of the resource.

C.                                     The CO2 proxy cost shall be included in both the initial economic screening and in the dynamic portfolio optimization steps of the bid evaluation process. In evaluating bids during the initial economic screening, PSCo shall reflect the costs associated with the CO2 proxy cost as a $/MWh variable operating cost. In evaluating the bids dynamically, PSCo shall model the costs associated with the CO2 proxy cost as a $/MWh variable operating cost affecting resource dispatch. In the dynamic portfolio optimization modeling, the CO2 proxy cost shall be applied to both existing and new resources. For any CO2 emitting resource, the variable $/MWh CO2 cost of a resource shall be calculated using the following formula:

CO2 costt = [Et*HRt*Ct]/(2*106)

where:             Et = CO2 emission rate of the resource in lb/mmbtu heat input at time t;
HRt = heat rate of the resource in btu/kWh at time t; and
Ct = CO2 proxy cost in $/ton at time t.

13.                                 Innovative technologies.

A.                                   PSCo and CECP shall work jointly on innovative technologies, practices and measures to examine cost-effective programs and strategies to reduce greenhouse gas emissions, including but not limited to the innovative technology program described herein. The programs and strategies may also include terrestrial or geological carbon sequestration and small-scale and community-owned renewable energy projects.

B.                                     PSCo shall work with CECP to seek passage of legislation in the 2005 legislative session of the Colorado General Assembly to create the framework for an innovative technology program in the state of Colorado. The innovative technology program shall promote the use of innovative technologies on a demonstration scale to generate or conserve electricity for Colorado electricity consumers. The program shall promote the use of technologies designed to allow more efficient production or consumption of electricity with fewer emissions of greenhouse gases on a plant or system-

wide basis. The program shall ensure that utilities implementing a demonstration project under its terms shall have the right to full and timely recovery of all costs associated with any subject demonstration project.

C.                                     If the Colorado General Assembly enacts innovative technology program legislation consistent with Section 13.B in the 2005 legislative session, PSCo shall, within 12 months after the date that the Comanche 3 pre-construction air permit is issued by the Department, propose an innovative technology demonstration project under the terms of that program. Such innovative technology demonstration project shall be selected by PSCo in its sole discretion after consultation with CECP. In proposing the project under this paragraph, PSCo may consider technologies that include, but are not limited to, compressed air storage/wind combination, renewably generated hydrogen for fuel cells, or integrated gasification combined cycle power plants fueled with western coal.

D.                                    The Parties shall consider siting the innovative technology measures, practices or demonstration project in the Pueblo area.

E.                                      The goal of the innovative technology demonstration project under this Section shall be to reduce in a cost-effective manner CO2 emissions by a cumulative total of 1.67 million tons as measured over the years 2006-2013. Progress toward the cumulative 1.67 million ton reduction goal shall be measured through expansion or production cost model projections associated with the innovative technology demonstration project. PSCo shall make its best efforts to achieve this goal. The Parties recognize that the performance of innovative technology demonstration projects is uncertain, and cost or technology performance problems may prevent achievement of the goal.

F.                                      Notwithstanding the foregoing, PSCo shall not be required to achieve the CO2 mitigation goal set forth above or implement the innovative technology practices, measures or demonstration project above unless it receives adequate assurance of timely cost recovery and all required approvals for the practices, measures or projects.

G.                                     The Parties agree to work in good faith to obtain additional funding for the innovative technology demonstration project from the United States Department of Energy and obtain authority to implement the project and recover its costs from the Colorado General Assembly and the Public Utilities Commission, as appropriate.

14.                                Energy Efficiency.

A.                                   PSCo shall use its best efforts to acquire, on average, 40 MW of demand reduction and 100 GWh of energy savings per year over the period beginning January 1, 2006 and ending December 31, 2013, so that by January 1, 2014, the company will have achieved 320 MW of total demand reduction and 800 GWh of annual energy savings. Notwithstanding the foregoing sentence, PSCo’s actual annual demand reductions and energy savings during this period may vary from these averages. PSCo shall expend $196 million (in 2005 dollars) to meet such demand reduction and energy savings unless these demand reduction and energy savings are achieved with a lower level of expenditure. The demand-side management (“DSM”) levels set forth in this Section shall include the demand reduction and energy savings achieved by PSCo through the All-Source Solicitation. All DSM programs implemented outside of the All-Source solicitation shall be required to pass the Total Resource Cost test. PSCo shall strive to implement a set of DSM programs that give all classes of customers an opportunity to participate.

B.                                     PSCo shall conduct a market study to determine, generally, levels of efficiency available for various customer classes and the costs associated with such measures, and whether such levels of DSM are cost-effective and prudent in Colorado. In addition, PSCo shall conduct program-specific market and load research, and ongoing DSM program measurement and evaluation. The cost of the market study and these other research and evaluation activities is included in the total amount of DSM expenditures in Section 14.A but shall not exceed $4 million. PSCo agrees to involve other stakeholders in the design of the market study and the review of the contractor summary results. PSCo shall complete the study as expeditiously as practicable, but no later than March 31, 2006.

C.                                     PSCo shall be entitled to fully recover its expenses and investments associated with the acquisition of the DSM programs under Section 14.A and the cost of the market study and other activities described in Section 14.B through PSCo’s Demand-Side Management Cost Adjustment Clause or other mechanisms.

D.                                    Within three months of completing the market study described in Section 14.B but no later than July 1, 2006, PSCo shall request that the CPUC open a docket to consider issues related to DSM, including the appropriate test used to judge the cost effectiveness of DSM projects, the viability of additional DSM in Colorado’s economy, best DSM practices and other issues related to increased investment in energy efficiency measures by PSCo. In this docket, the Parties shall advocate a DSM policy that (1) uses the Total Resource Cost test to determine the cost-effectiveness of DSM programs; (2) provides for recovery of all costs of approved DSM programs, including, but not limited to, administrative, internal and external labor, and promotion costs; and (3) creates an incentive mechanism that promotes PSCo’s investments in additional energy efficiency beyond the levels set forth in Section 14.A. The incentive program described in this paragraph may include compensation to PSCo for its loss of energy sales as a result of the DSM program.

E.                                      PSCo shall report to the CPUC and other parties on DSM expenditures, energy savings, and peak demand reductions achieved by the programs each year.

F.                                      PSCo shall establish and maintain a DSM working group that shall meet at least twice a year. The DSM working group shall be open to all interested parties and shall provide input to PSCo in DSM program design, analysis and other issues relevant to helping PSCo meet or exceed the minimum energy savings and peak demand reduction levels.

15.                                 Renewable energy.

A.                                   PSCo shall accelerate and complete those components of the wind ancillary service cost study2 that are necessary to obtain projections of ancillary service costs for nameplate wind capacity penetration levels of 15% of PSCo’s system peak demand. These necessary components of the study shall be completed in time to evaluate wind resource bids submitted in the All-Source Solicitation. For purposes of the study, the 15% wind penetration level shall be based on PSCo’s 2007 peak demand forecast or the Company’s best available peak demand forecast for 2007 at the commencement of the study. The study shall include consideration of the operational flexibility of its Cabin Creek pumped-storage generation facility. PSCo has solicited participation of stakeholders on a technical review committee with the intent of incorporating their specific interest and knowledge base into the study. The invitation was sent to industry experts, intervenors, PUC staff and PSCo personnel. PSCo shall produce a report detailing the results of the study. If PSCo claims information in the report is confidential, any member of the technical review committee or any organization listed in Section 1 shall nevertheless be allowed to review such information after signing a reasonable confidentiality agreement that ensures that commercially sensitive or trade secret information is protected.

B.                                     As previously ordered by the CPUC in the 2003 LCP Renewable Energy RFP docket, PSCo shall use an ancillary service cost of $2.50/MWh (escalating at the same rate as gas prices) for wind bids up to 500 MW that are acquired in the renewable energy RFP. PSCo shall use the results of the study in Section 15.A to evaluate all wind bids in the All-Source Solicitation.

C.                                     PSCo shall accept wind bids up to a 15% penetration level, so long as the wind bids are part of PSCo’s Least Cost Resource Portfolio. For this purpose, the 15% wind penetration level shall be based on PSCo’s peak demand forecast used to determine resource need and acquisition at the time of the bid evaluations and shall be calculated based on the year in which the wind resource would be projected to come on-line. If PSCo selects wind generation resources in response to the Renewable Energy RFP and All-Source Solicitation that increase nameplate wind generation on its system above 720 MW, PSCo agrees to undertake an additional wind ancillary service cost study to obtain projections of ancillary service costs at a 20% penetration level. This additional 20% wind penetration study shall be used to inform subsequent resource solicitations. PSCo shall not be required to “hold” bids for further evaluation pending the outcome of the 20% wind penetration study, but nothing in this Settlement Agreement prevents PSCo from doing so.

D.                                    PSCo shall use a capacity value of wind generation resources equal to 10% of nameplate capacity in evaluating bids submitted in response to the All-Source Solicitation. PSCo shall perform a study of effective load carrying capability on its system as a means of determining the capacity value of wind generation resources. The study shall include consideration of the uncertainty or variability of hourly wind generation patterns from year to year and the combined effects of diverse wind farm locations. PSCo agrees to (1) file, by November 1, 2006, the study results with the CPUC; (2) advocate that the reliability contribution or capacity value of wind generation resources should be based on a method that incorporates consideration of reliability contribution in all hours in the year; and (3) include recommendations for ascribing capacity value to existing and new wind generation resources. PSCo shall solicit participation of industry experts, intervenors, CPUC Staff and PSCo personnel on a technical review committee with the intent of incorporating their specific interest and knowledge base into the study. PSCo shall produce a report detailing the results of the study. If PSCo claims the information in such report is confidential, any member of the technical review committee or any organization listed in Section 1 shall nevertheless be allowed to review such information after signing a reasonable confidentiality agreement that ensures that commercially sensitive or trade secret information is protected.

E.                                      PSCo shall include a renewable energy credit (“REC”) value of $8.75/MWh in its analysis and evaluation of the cost of renewable resource bids submitted in response to the All-Source Solicitation. To qualify for the REC value in the bid evaluation, a renewable energy bid must meet the definition of “Eligible Renewable Energy Resource” under the 2004 Colorado Ballot Initiative Amendment 37 as may be updated by the Colorado Legislature by the time that bids are due in the All-Source Solicitation. The REC value shall be included in both the initial economic screening and in the dynamic portfolio optimization steps of the bid evaluation process. PSCo shall apply the REC value to renewable resource bids in the All-Source Solicitation, for all operating years of the renewable energy project beginning in 2006. CECP acknowledges that nothing in this provision shall prohibit PSCo from negotiating with individual bidders exceptions to the Model Nondispatchable Power Purchase Agreement allowing such bidders to retain some or all the RECs associated with a renewable energy bid, but such bids shall not include the $8.75 REC value in the bid evaluations in the All-Source Solicitation for any RECs so retained.

16.                                 Commitments of the Parties.

A.                                   As long as PSCo remains in material compliance with this Settlement Agreement, the CECP organizations agree not to make any adverse formal comments before the Department or EPA or to bring a lawsuit asserting that any projects or construction undertaken at Comanche Station prior to the effective date of this Settlement Agreement in any way violated the requirements of section 165(a) of the federal Clean Air Act, 42 U.S.C. § 7475(a), or the related requirements of the federally enforceable applicable implementation plan. The CECP organizations also agree not to initiate, fund or participate in any such comments or lawsuit by any other entity. If for any reason PSCo does not materially comply with this Settlement Agreement, or otherwise does not satisfy its obligations, or if the Department does not issue a proposed or final Clean Air Act pre-construction permit and/or Clean Air Act Title V operating permit that is consistent with the terms of this Settlement Agreement in all material respects, the CECP organizations are released from their agreement not to comment or sue described above in this paragraph. PSCo agrees that in any ensuing proceeding PSCo shall not use or count the period of time in which CECP’s agreement not to challenge or sue was in effect as support for any otherwise available defense of statute of limitations, laches, delay or other defense based on failure to timely comment on or prosecute any such violations of the federal Clean Air Act or the federally enforceable applicable implementation plan.

B.                                     The Parties agree that this Settlement Agreement is a fair and reasonable resolution of the issues related to the construction and operation of Comanche 3 as addressed in this Settlement Agreement. Subject to Section 8.A, the reservation of rights in Section 17.J, and the dispute resolution and repudiation provisions in Sections 17.F, and 17.G, the CECP organizations agree they shall not initiate, fund or participate in any formal administrative or legal action to oppose or knowingly impede any of the following administrative or regulatory approvals necessary for PSCo to construct or operate Comanche 3 in accordance with this Settlement Agreement:

a.                                       The issuance of a certificate of public convenience and necessity (“CPCN”) for Comanche 3 in the 2003 LCP proceeding;

b.                                      The granting of PSCo’s application to waive Rule 3610(b) of the CPUC Least Cost Planning Rules for Comanche 3 in the 2003 LCP proceeding; and

c.                                       The issuance of the pre-construction air permit by the Department or the authorized permitting authority required for the construction of Comanche 3 and the Clean Air Act Title V operating permit for the Comanche Station necessary to implement this Settlement Agreement. Notwithstanding the above, the CECP organizations reserve their right to comment on and challenge any provision in such permits that is materially inconsistent with, or materially diminishes the stringency of any requirement in, this Settlement Agreement.

C.                                     CECP agrees that if any of the CECP organizations initiate, fund or participate in any administrative or legal action to oppose or knowingly impede the permitting or approval of any activities necessary to complete the construction and initial startup of Comanche 3, including associated facilities such as the CPCN and right-of-way for the transmission, PSCo may take action to terminate this Settlement Agreement in accordance with the pre-enforcement and repudiation procedures in Section 17. Before taking any such action, any CECP organization may notify PSCo of any grievance it has with respect to any proposed permit or approval and PSCo shall meet with the CECP organization and use its best efforts to resolve timely such grievance. Upon termination under this paragraph, PSCo shall be relieved of any obligations under this Settlement Agreement, including any obligation to install emission controls under Sections 3-7, except as provided below. CECP’s obligations under Sections 16.A and B shall survive termination under this paragraph. If PSCo’s rights under this paragraph have been triggered after the pre-construction air permit for Comanche 3 is final and effective, PSCo’s obligation to achieve and maintain compliance with the NOx and SO2 emission limits in this Settlement Agreement applicable to Comanche 1 and 2 shall survive termination.

D.                                    In addition to the foregoing, the organizations listed under Section 1 that are Parties to the 2003 LCP/CPCN proceeding before the PUC agree not to oppose the regulatory plan submitted by PSCo in conjunction with the 2003 LCP/CPCN proceeding as such plan may be modified by PSCo so long as such regulatory plan is not inconsistent with and does not interfere with the requirements of this Settlement Agreement, and to support PSCo’s recovery of the costs of all environmental components of this Settlement Agreement, including, but not limited to, the costs of any emission control equipment for the Comanche Station required hereunder. The organizations listed under Section 1 that are Parties to the 2003 LCP/CPCN shall not be bound to intervene in any future proceedings before the CPUC. The provisions of this paragraph do not apply to any CECP organization that is not a party to the PUC’s 2003 LCP/CPCN proceeding.

E.                                      Through a process established by mutual agreement of the parties, PSCo shall consult with CECP at least quarterly after execution of the Settlement Agreement to discuss the material issues associated with the implementation of the Settlement Agreement and other issues identified by mutual agreement. PSCo shall use best efforts to provide information as set forth in this paragraph, and its failure to provide information pursuant to this paragraph shall not be considered a breach of this Settlement Agreement. PSCo’s obligation under this paragraph shall cease upon termination of the Settlement Agreement unless otherwise agreed by the Parties.

F.                                      No later than 60 days after the last date for achieving the emission limits in this Settlement Agreement for Comanche Station, except for the mercury emission limit, PSCo shall file with the Department a proposed amendment to the Comanche Station Clean Air Act Title V operating permit to incorporate into the Title V permit such emission limits and all related applicable requirements set forth in this Settlement Agreement. If, however, the Comanche Station Title V permit will expire within 24 months of the last date described above, PSCo may advance or delay filing the application to amend the Title V permit until PSCo files its application to renew the Title V permit. PSCo agrees to include in any Title V permit for Comanche Station requirements no less stringent than those set forth in, or contemplated by, Sections 3-9 of this Settlement Agreement, which obligation shall survive termination of this Settlement Agreement under Section 20.

17.                                Enforceability and Reservation of Rights.

A.                                   PSCo shall seek CPUC approval for the commitments in sections 3, 4, 5, 6, 7, 8, 12, 14, and 15 of this Settlement Agreement as part of the Commission order on the 2003 LCP. If CPUC action on such commitments is not approved and ordered in full, if a CPUC order significantly impedes implementation of any commitments under this Settlement Agreement, or if the CPUC order approving such commitments is reversed on judicial appeal in any significant respect, the Parties’ obligations under this Settlement Agreement are terminated. If the Commission order on the 2003 LCP does not approve such commitments or if the Commission order on the 2003 LCP significantly impedes implementation of any commitments under this Settlement Agreement, PSCo and any party to the 2003 LCP proceeding listed under Section 1 that wish to seek rehearing, reargument or reconsideration agree to jointly request rehearing, reargument or reconsideration of the Commission order and, if necessary, request second rehearing, reargument or reconsideration. If PSCo reaches agreement with other parties to the 2003 LCP proceeding that significantly impedes implementation of any commitment under this Settlement Agreement, the Parties’ obligations under this Settlement Agreement are terminated. PSCo agrees that if this Settlement Agreement is terminated under the provisions of this paragraph, PSCo shall not use or count the period of time in which CECP’s agreement not to challenge or sue under Section 16.A was in effect as support for any otherwise available defense of statute of limitations, laches, delay or other defense based on failure to timely prosecute any such violations of the federal Clean Air Act or the federally enforceable applicable implementation plan.

B.                                     Each organization listed under Section 1 shall have the full rights under the law afforded persons or corporations to enforce CPUC orders including the rights and powers under C.R.S. 40-7-101, et seq.

C.                                     If PSCo fails to make amendments to its preconstruction air quality permit application for Comanche 3 or to propose emission limitations for Comanche 1 and 2 as required by this Settlement Agreement, or if either the Department’s final federally enforceable Clean Air Act preconstruction permit or the Clean Air Act Title V operating permit for the Comanche Station is not materially consistent with the terms of this Settlement Agreement, or upon expiration of the pre-construction air permit for Comanche 3 before construction commenced, all of the Parties’ obligations under this Settlement Agreement are terminated including but not limited to CECP’s agreement not to comment, challenge or sue for alleged violations of the Clean Air Act under Section 16.A. In the event of termination under this paragraph, PSCo shall not oppose CECP’s rights to challenge any pre-construction air quality or Clean Air Act Title V operating permit related to Comanche 3 or the Comanche Station solely as a result of CECP’s failure to participate in the pre-construction air permitting administrative process.

D.                                    CECP’s Remedies for Breach. In consideration of PSCo’s commitments under this Settlement Agreement, CECP and its Affiliated Organizations have agreed to forebear the exercise of specific procedural and substantive rights as set forth in Section 16 of the Settlement Agreement. In the event PSCo fails to perform any material obligation or commitment under Sections 3-11 of this Settlement Agreement, each organization listed under Section 1 or any Affiliated Organization shall, after exhausting the pre-enforcement procedures of Section 17.F, have the full discretion and rights to seek judicial or administrative relief to compel performance of such obligations pursuant to the terms hereof.   PSCo hereby stipulates to subject matter jurisdiction under Colorado law, and to any such organization’s standing to enforce specific performance of Sections 3-11 of this Settlement Agreement.  In the event PSCo fails to perform any material commitments under Sections 3-11 of the Settlement Agreement, each of the organizations listed under Section 1 shall also have the option of exercising any rights that CECP has agreed to forego if this Settlement Agreement is fully performed.

E.                                      PSCo’s Remedies for Breach. In the event there is an alleged breach of Section 16 of the Settlement Agreement, PSCo, after exhausting the pre-

enforcement and repudiation procedures of Section 17.F and 17.G, may bring suit against the particular organization listed under Section 1 that is alleged to be in violation. To the extent any alleged breach results in PSCo incurring additional costs or delay in the permitting or construction anticipated under this Settlement Agreement, PSCo may seek injunctive relief against the allegedly breaching organization. As provided in Section 17.I, each organization listed under Section 1 is a distinct and separate entity and the actions of one organization listed under Section 1 shall not be imputed to another. If injunctive relief for breach of this Settlement Agreement is granted against any of the organizations listed under Section 1 or a reviewing court declares any organization listed under Section 1 is in breach of this Settlement Agreement, PSCo shall not be obligated to undertake any action required under this Settlement Agreement including but not limited to the installation of emission control equipment on Comanche 1 and 2, provided that PSCo has complied with the material requirements under this Settlement Agreement prior to the alleged breach by the CECP organization.

F.                                      Pre-enforcement Procedures. Before pursuing judicial relief to compel performance of obligations set forth in this Settlement Agreement, or before exercising any right to terminate this Settlement Agreement, CECP and PSCo shall first invoke the following notice and alternate dispute resolution procedures:

a.                                       Notice. The affected Party shall provide written notice of alleged material breach to all parties to this Settlement Agreement. Such notice shall include a reasonable description of the facts and circumstances surrounding the alleged material breach, the term(s) of the Settlement Agreement at issue, and the measure(s) sought to correct any breach.

b.                                      Informal Dispute Resolution. Within five business days of receipt of notice of alleged breach, the Parties shall meet and confer in person or by conference call at a mutually convenient time and place in an effort to resolve the alleged breach. Discussions to resolve the dispute among the parties shall continue for no less than 15 business days from the time notice of alleged breach is received and the affected party shall not institute or pursue an action in either state or federal court during this period. The bar against instituting or pursuing judicial enforcement of the obligations in this Settlement Agreement may be extended by mutual agreement of the Parties beyond the minimum period required for notice and informal dispute resolution.

c.                                       Notice of Intent to Sue. Should the Parties be unable to resolve their disagreements within 15 business days from the time notice of alleged breach is received or the mutually agreed enlarged time for informal dispute resolution, the affected Party shall have the right, upon providing five business days notice of intention to seek judicial relief to all Parties, to seek judicial enforcement of the terms of this Settlement Agreement.

d.                                      The requirements in this Section shall survive after termination of this Settlement Agreement to the extent any party seeks to enforce any obligation that survives after termination.

G.                                     Repudiation by CECP. If any organization listed under Section 1 or any Affiliated Organization allegedly acts in breach of the commitments made in this Settlement Agreement, the organization listed under Section 1 or Affiliated Organization whose name has been invoked may repudiate such action either by letter (or other means mutually acceptable to the organization or Affiliated Organization and PSCo) within 15 business days of being informed of the alleged breach by PSCo pursuant to Section 17.E. Such letter or other mutually acceptable means shall constitute full and complete performance of the duties of any such organization or Affiliated Organization arising from the Settlement Agreement, and PSCo shall have no right to terminate or otherwise avoid its obligations under this Settlement Agreement. This provision shall survive termination of this Settlement Agreement.

H.                                    The Parties agree that in no instance shall any Party or individual be responsible or liable for monetary damages, attorneys fees and/or costs incurred as a result of any alleged breach or breach of this Settlement Agreement. The parties acknowledge and agree that damages are not available as a remedy in the event the obligations of this Settlement Agreement are breached. The parties agree that damages would not be an adequate remedy for noncompliance with this Settlement Agreement, and that no adequate remedy at law exists for noncompliance with the terms of this Settlement Agreement. Accordingly, the parties expressly acknowledge that an award of equitable relief would be an appropriate remedy for a breach of the obligations under this Settlement Agreement, provided the reviewing court has followed standard procedures in issuing injunctive relief.

I.                                         This Settlement Agreement does not create any legal relationship between or among the organizations listed in Section 1. Western Resource Advocates, Sierra Club, Environmental Defense, Environment Colorado, Better Pueblo, Diocese of Pueblo, Southwest Energy Efficiency Project, Colorado Renewable Energy Society, and Smart Growth Advocates are each separate and distinct organizations, and the actions of one organization shall not be imputed to another. The use of the term “Concerned Environmental and Community Parties” or “CECP” in this Settlement Agreement is intended merely for convenience and does not in any manner imply that one organization shall be held accountable or liable for the actions of another. Thus, each party is responsible only for its own actions and this Settlement Agreement is not intended to and does not in any manner create rights, duties, liabilities or legal consequences for the individual and separate entities Western Resource Advocates, Sierra Club, Environmental Defense, Environment Colorado, Better Pueblo, Diocese of Pueblo, Southwest Energy Efficiency Project, Colorado Renewable Energy Society, and Smart Growth Advocates arising out of the actions of any CECP or non-CECP organization, whether or not that organization is a party to this Settlement Agreement. No joint venture, agency, partnership or other fiduciary relationship shall be deemed to exist or arise between or among the parties or CECP groups as a result of this Settlement Agreement.

J.                                        Further Reservation of Rights

a.                                       Without in any way limiting CECP’s commitments under Sections 16.A and 16.B, CECP reserves all rights not expressly waived in this Settlement Agreement, including but not limited to all rights:

•                  to seek administrative or judicial relief to address any violation of law by any private or governmental entity or any person;

•                  to challenge or enforce any federal, state or local statutory or regulatory or permit requirements, including any pre-construction permit application not required or necessary to complete the construction of Comanche 3 and associated facilities;

•                    to enforce any federal, state or local statutory or regulatory or permit requirements related to the operation of the Comanche Station after the effective date of and not otherwise addressed by this Settlement Agreement;

•                  to advocate any position in any future CPUC proceeding or forum and to promote clean energy and clean air throughout Colorado in any administrative, legislative or public forum;

•                  to challenge in every respect and in any proceeding or forum any proposal related to any new or expanded coal-fired power plant (except for Comanche 3 as set forth in this Settlement Agreement) including any proposals for any new power generation and associated facilities under the All-Source Solicitation and to obtain through all available means any information about such proposals for new power generation and associated facilities; and

•                  to comment publicly (positively or negatively) on any and all matters related to PSCo or any of its agents, subsidiaries, assigns or affiliated companies.

b.                                      This Settlement Agreement constitutes a compromise and settlement of several contested issues. The commitments of PSCo hereunder are contingent upon the issuance of a CPCN for Comanche 3, the pre-construction air quality permit, the Clean Air Act Title V operating permit for Comanche 3, any other permits and approvals required for associated transmission and other facilities, any permits and approvals required to install pollution control equipment for Comanche 1 and 2 and assurance of adequate cost recovery. If PSCo withdraws the pre-construction air quality permit application for Comanche 3 for any reason (including third-party objections to the permit), or if PSCo does not diligently pursue a pre-construction air permit for Comanche 3 and such lack of diligence results in a delay in the issuance of the permit of more than 36 months from the effective date of this Settlement Agreement, or if the requisite approvals for the construction of Comanche 3 are not obtained, CECP’s obligations under this Settlement Agreement including CECP’s agreement under Section 16.A not to challenge or sue alleged Clean Air Act violations shall be terminated and PSCo shall have no obligation to undertake any of the improvements or actions set forth in this Settlement Agreement except that PSCo shall not be relieved of any obligation to comply with any order of the CPUC or any applicable legal requirements. PSCo’s withdrawal of its pre-construction review permit application for Comanche 3 and/or a decision not to construct Comanche 3 shall not be considered a breach of this Settlement Agreement. PSCo agrees and acknowledges that in the event of termination under this paragraph PSCo shall not use or count the period of time in which CECP’s agreement not to challenge or sue was in effect as support for any otherwise available defense of statute of limitations, laches, delay or other defense based on failure to timely prosecute any violations of the federal Clean Air Act or the federally enforceable applicable implementation plan at the Comanche Station.

Further, except as necessary to enforce any terms of this Settlement Agreement, PSCo’s or CECP’s willingness to compromise its positions on many of the issues addressed in this Settlement Agreement, including but not limited to the CO2 proxy cost, shall not be used by any Party against PSCo or any of the organizations listed under Section 1 at proceedings at the CPUC or in any other forum and the Settlement Agreement shall not be construed as an admission against interest and shall be precluded as evidence pursuant to Rule 408 of the Federal Rules of Evidence.

18.                                 Force Majeure

Neither Party shall be deemed to have breached this agreement or trigger a right to terminate this Settlement Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, Government restrictions, wars, insurrections and/or any other cause beyond the reasonable control of the Party whose performance is affected.

19.                                 Notice

Unless otherwise provided herein, whenever notifications, submissions, or communications are required by this Settlement Agreement, they shall be made in writing and addressed as follows:

As to PSCo:

Mary Fisher
Xcel Energy
1099 18th Street Suite 3000
Denver, CO 80202
Ph: (303) 308-2822
mary.j.fisher@xcelenergy.com

Olon Plunk
V.P., Environmental
Xcel Energy
4653 TABLE MOUNTAIN DR
COORS TECHNOLOGY CENTER
Golden, CO 80403
Ph: (720) 497-2015

Fax: (720) 497-2117
olon.plunk@excelenergy.com

As to Sierra Club:

Sierra Club Coordinating Attorney
Sierra Club Environmental Law Program
85 Second Street, 2d Floor
San Francisco, CA 94105
Phone: (415) 977-5680
Fax: (415) 977-5793
aaron.isherwood@sierraclub.org

Susan LeFever, Chapter Director
Sierra Club Rocky Mountain Chapter
1536 Wynkoop Street, #4C
Denver, CO 80202
Ph: 303-861-8819
Fax: 303-861-2436
susan.lefever@rmc.sierraclub.org

As to Better Pueblo:

Ross Vincent, Chair
1829 S. Pueblo Blvd., #300
Pueblo, CO 81005-2105
Ph: 719-561-3117
Fax: 415-946-3442
chair@betterpueblo.org

As to Diocese of Pueblo:

Larry Howe-Kerr
Director, Office for Social Justice
1001 N. Grand Ave.
Pueblo, CO 81003
Ph: 800-354-2729, ext 112 (in CO)
Ph: 719-544-9861, ext 112
Fax: 719-544-5202
larryhk@aculink.net

As to Smart Growth Advocates:

Vickie P Massam, President
3511 Lucia Court
Pueblo, CO 81005-3914
719-565-0597
vmassam@comcast.net

As to Southwest Energy Efficiency Project (SWEEP):

Howard Geller
Executive Director
2260 Baseline Rd. Suite 212
Boulder, CO 80304
Ph: 303-447-0078 x1
hgeller@swenergy.org

As to Environment Colorado:

Matt Baker
Executive Director
1536 Wynkoop Street, Suite 100
Denver, CO 80202
Ph: (303) 573-3871
mbaker@environmentcolorado.org

As to Colorado Renewable Energy Society:

Ronal W. Larson
21547 Mountsfield Drive
Golden, CO 80401
Ph: 303-526-9629
Fax: 303-526-0704
ronallarson@qwest.net

As to Environmental Defense:

Air Attorney
2334 North Broadway
Boulder, CO 80304
Ph: 303-440-401
vpatton@environmentaldefense.org

As to Western Resource Advocates:

Energy Program Director
2260 Baseline Road, Suite 200
Boulder, CO 80302
Ph: 303-444-1188 x232
Fax: 303-786-8054
jnielsen@westernresources.org

All notifications, communications or submissions made pursuant to this Settlement Agreement shall be sent in electronic (pdf) format unless the size or other characteristics of the materials requires the submission of a hard copy. If hard copies are submitted, they shall be submitted by: (a) overnight mail or delivery service; or (b) certified or registered mail, return receipt requested. All notifications, communications and transmissions (a) sent by overnight, certified or registered mail shall be deemed submitted on the date they are postmarked, or (b) sent by overnight delivery service shall be deemed submitted on the date they are delivered to the delivery service. All notifications, communications, and submissions made by electronic means shall be deemed submitted on the date that the transmitting Party receives written acknowledgment of receipt of such transmission. Any Party may change either the notice recipient or the address for providing notices to it by serving the other Parties with a notice setting forth such new notice recipient or address. Nothing herein is intended to limit informal communication between the Parties as contemplated by this Settlement Agreement.

20.                                 Termination.

Unless terminated by mutual written agreement of the parties, PSCo shall notify CECP in writing at such time that it has complied with all of the requirements in this Settlement Agreement, and has obtained all Clean Air Act Title V operating permits and all federally enforceable emission limits that reflect all applicable requirements for the Comanche Station (including the plant wide emission limitation for mercury under section 7). This Settlement Agreement shall terminate and no longer be binding upon any party unless within 30 days of PSCo’s notification, CECP subjects this issue to the dispute resolution procedures set forth in Section 17.F. PSCo shall provide any materially relevant information requested by CECP to assist CECP in evaluating PSCo’s compliance determination described above.

Termination of this Settlement Agreement under this Section shall not relieve PSCo of any obligation to comply with any order of the CPUC or any applicable statutory, regulatory or permit requirements, including the emission limitations provided for by this Settlement Agreement for the Comanche Station; provided, however, that CECP’s covenant not to sue in Section 16.A, and PSCo’s obligation to ensure that all future permits for Comanche Station contain provisions that are at least as stringent as those in this Settlement Agreement, shall survive termination.

21.                                 Amendment.

This Settlement Agreement only may be amended in writing by mutual agreement of the Parties.

22.                                 Choice of Law.

This Settlement Agreement shall be construed and governed by the laws of the state of Colorado, without regard to the principles of conflicts of law.

23.                                 Effective Date

This Settlement Agreement becomes effective on the date of the signature of the last party.

24.                                 Additional Provisions.

25.                                Each of the signatories to this Settlement Agreement affirm that he or she is authorized to enter into the terms and conditions of this Settlement Agreement. Each party hereto may validly execute this document by facsimile signature or in counterparts each of which shall constitute an original and all of which shall constitute one and the same Agreement.

Endnotes

1.                                       The term “ton” means 2000 English pounds.

2.                                       The wind ancillary service cost study was previously ordered by the CPUC in the 2003 LCP Renewable Energy RFP docket (Docket No. 04A-325E) and is required to be completed by April 1, 2006.   The parties recognize that some of the study components not required under Section 13.A, but required by the CPUC’s Renewable Energy RFP order, cannot be completed in time to inform the All-Source Solicitation. Those components shall be included in the April 1, 2006 study results.

AGREED & APPROVED BY:

Better Pueblo

/s/ Ross Vincent
Ross Vincent, Chair

Bishop of Pueblo Diocese of Pueblo

/s/ Arthur N. Tafoya
+Most Rev. Arthur N. Tafoya

Smart Growth Advocates

/s/ Vickie P Massam
Vickie P Massam, President

Southwest Energy Efficiency Project

/s/ Howard Geller
Howard Geller, Executive Director

Environment Colorado

/s/ Matt Baker
Matt Baker, Executive Director

Sierra Club Rocky Mountain Chapter

/s/ Susan LeFever
Susan LeFever, Chapter Director

Colorado Renewable Energy Society

/s/ David Bowden
David Bowden, President

Environmental Defense

/s/ Vickie Patton
Vickie Patton, Senior Attorney

Western Resource Advocates

/s/ James B Martin
Jim Martin, Executive Director

PSCo

/s/ Richard C. Kelly
Richard C. Kelly, President & COO